Exhibit 99.1

B2 Digital’s ONE MORE Gym Segment Looks Forward to Continued Rapid Growth and Aggressive Acquisition Potential

TAMPA, FL, January 18, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to update the outlook ahead for the Company’s ONE MORE Gym segment, which has grown total revenues nearly 500% in less than two years as it prepares to enter the future of virtual fitness and training.

Greg P. Bell, CEO of B2 Digital, commented, “We have big plans ahead for ONE MORE Gym, including significant movement on the acquisition front, the upcoming launch of our jiu jitsu training academy, and the launch of virtual MMA and fitness training in the Metaverse. We look forward to providing additional details on these plans very soon.”

Two years ago, B2 Digital acquired its first gym in Kokomo, Indiana. Since then, the Company has acquired four additional locations. All have been upgraded to ONE MORE Gym locations. Total revenues related to the ONE MORE Gym brand have increased in annual topline run rate from $257k to over $1.41 million since 2020, headcount has grown 5-fold, and total square feet under management has grown 248% to 87,000.

In addition to strategic growth through acquisitions, the ONE MORE Gym segment has seen organic growth in each of its past two quarters. Total ONE MORE Gym revenues have been growing roughly 10% month over month.

Looking ahead, the Company plans to acquire 15 more Gyms over the next 30 months to bring the scale of the ONE MORE Gym business up to 20 locations, all situated to benefit from local marketing through live B2 Fighting Series MMA events held near gym locations.

“The ONE MORE Gym brand got started in mid-2020 with a single location with just nine employees and less than a thousand members driving just over $20k per month on the top line,” added Bell. “Now we have gyms in 5 major markets, well over five thousand members, and an annual top line run rate approaching $1.5 million, with significant further expansion ahead.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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